Exhibit 1

Jinpan International Limited Enters Into A Merger Agreement

Carlstadt, N.J., January 25, 2016 - Jinpan International Limited (Nasdaq: JST), a leading designer, manufacturer, and distributor of cast resin transformers, today announced that it has entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with FNOF E&M Investment Limited (“Parent”), a limited liability company incorporated under the laws of the British Virgin Islands, and Silkwings Limited (“Merger Sub”), a limited liability company incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of Parent, pursuant to which Parent will acquire the Company for US$6.00 per common share of the Company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”).  At the Effective Time, each of the Company’s common shares issued and outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive US$6.00 per share in cash and without interest, except for the excluded shares (the “Excluded Shares”), which include (i) common shares (the “Rollover Shares”) beneficially owned by Mr. Zhiyuan Li (“Mr. Li”) and his affiliates (the “Rollover Shareholders”) , (ii) common shares owned by holders of common shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 179 of the BVI Companies Act, 2004, as amended (“Dissenting Shares”), and (iii) common shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company. Each Excluded Share (other than the Dissenting Shares) issued and outstanding immediately prior to the Effective Time, by virtue of the merger and without any action on the part of its holder, shall be cancelled and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto.

Each of Forebright Smart Connection Technology Limited (“Forebright”) and Mr. Li have entered into an equity commitment letter with Parent, pursuant to which Forebright and Mr. Li have committed to invest in Parent at or immediately prior to the Effective Time an aggregate cash amount equal to $75,500,000. To support a portion of Mr. Li’s funding obligations under his equity commitment letter with Parent, Forebright has entered into a debt commitment letter with Mr. Li, pursuant to which Forebright shall provide a facility of US$25,000,000 to Mr. Li. Forebright New Opportunities Fund L.P. has agreed to provide a guarantee for Forebright’s funding obligations under the relevant equity commitment letter and debt commitment letter as set forth above. Mr. Li and Forebright New Opportunities Fund L.P. have entered into a limited guarantee in favor of the Company in respect of certain payment obligations of Parent under the Merger Agreement.

Forebright is a special purpose vehicle established by Forebright New Opportunities Fund, a private equity fund managed by Forebright Capital Management Limited (“FCM”). FCM is owned and run by a group of experienced investment professionals who have already successfully completed several going private transactions involving China-based US-listed issuers in recent years, and the market valuation of these privatized companies exceeded, in aggregate, US$ 450 million.

The Company’s board of directors, acting upon the unanimous recommendation of the special committee (the “Special Committee”) formed by the board of directors, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and resolved to recommend that the Company’s shareholders vote to authorize and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The Special Committee, which is comprised solely of independent and disinterested directors of the Company who are unaffiliated with any of Parent, Merger Sub, Mr. Li, Forebright or any of the management members of the Company, negotiated the terms of the Merger Agreement with the assistance of its financial and legal advisors.

The Merger, which is currently expected to close during the first half of 2016, is subject to customary closing conditions, including the approval by an affirmative vote of shareholders representing more than fifty percent (50%) of the outstanding Common Shares of the Company, present and voting in person or by proxy as a single class at a general meeting of the Company’s shareholders duly convened to consider the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. As of the date of the Merger Agreement, the Rollover Shareholders have agreed under a voting agreement to vote all in favor of the Merger Agreement and consummation of the transactions contemplated thereby, including the Merger. If completed, the Merger will result in the Company becoming a privately held company and its Common Shares will no longer be listed on NASDAQ Global Select Market.

Duff & Phelps, LLC is serving as independent financial advisor to the Special Committee. Gibson, Dunn & Crutcher LLP is serving as United States legal advisor to the Special Committee. Skadden, Arps, Slate, Meagher & Flom LLP is serving as independent United States legal advisor to Mr. Li, Forebright and Parent.

Additional Information about the Transaction

The Company will furnish to the Securities and Exchange Commission (the “SEC”) a report on Form 6-K regarding the proposed transactions described in this announcement, which will include the Merger Agreement. All parties desiring details regarding the proposed Merger are urged to review these documents, which will be available at the SEC’s website (http://www.sec.gov).

In connection with the proposed Merger, the Company will prepare and mail a proxy statement to its shareholders. In addition, certain participants in the proposed Merger will prepare and mail to the Company’s shareholders a Schedule 13E-3 transaction statement. These documents will be filed with or furnished to the SEC. INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS. In addition to receiving the proxy statement and Schedule 13E-3 transaction statement by mail, shareholders also will be able to obtain these documents, as well as other filings containing information about the Company, the proposed Merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. In addition, these documents can be obtained, without charge, by contacting the Company at the following address and/or telephone number:

No Offer or Solicitation

The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

About Jinpan International Limited

Jinpan International Limited (NASDAQ: JST) designs, manufactures, and markets electrical control and distribution equipment used in demanding industrial applications, utility projects, renewable energy installations, and infrastructure projects.  Major products include cast resin transformers, VPI transformers and reactors, switchgears, and unit substations. Jinpan serves a wide range of customers in China and reaches international markets as a qualified supplier to leading global industrial electrical equipment manufacturers.  Jinpan is one of the largest manufacturers of cast resin transformers in China by production capacity.  Jinpan's four manufacturing facilities in China are located in the cities of Haikou, Wuhan, Shanghai and Guilin. The Company was founded in 1993.  Its principal executive offices are located in Haikou, Hainan, China and its United States office is based in Carlstadt, New Jersey.  For more information, visit www.jinpaninternational.com.

Safe Harbor Provision

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations and involve known and unknown risks, and uncertainties or other factors not under the Company's control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors are listed from time-to-time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 20-F for the period ended December 31, 2014 and our subsequent reports on Form 6-K. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.